Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	J. Wes Frye
Senior Vice President - Finance and
Chief Financial Officer
(336) 822-5305

OLD DOMINION FREIGHT LINE THIRD-QUARTER EARNINGS INCREASE

28.0% TO $0.64 PER DILUTED SHARE

Quarterly Operating Ratio Improves to Record 89.5%

Earnings Guidance Raised for 2005 to Range of $2.11 to $2.14 per Diluted Share

THOMASVILLE, N.C. (October 21, 2005) – Old Dominion Freight Line, Inc. (NASDAQ: ODFL) today announced record financial results for the third quarter and nine months ended September 30, 2005. Revenue from operations increased 27.9% to $275,076,000 for the third quarter from $215,117,000 for the third quarter of 2004. Net income grew 30.5% to $15,935,000 from $12,215,000. Earnings per diluted share were $0.64 for the latest quarter, a 28.0% increase from $0.50 for the third quarter last year. Old Dominion’s operating ratio improved to 89.5% for the third quarter of 2005 from 90.0% for the third quarter of 2004.

For the first nine months of 2005, revenue from operations was $776,192,000, up 29.4% from $600,015,000 for the comparable period in 2004. Net income increased 38.1% to $39,194,000 from $28,388,000 for the comparable 2004 period. Earnings per diluted share for the first nine months of 2005 increased 35.0% to $1.58 from $1.17 for the first nine months of 2004, and the operating ratio improved to 90.8% from 91.4%.

“Simply put, Old Dominion had a record-breaking third quarter,” remarked Earl E. Congdon, Chairman and Chief Executive Officer of Old Dominion, “even though our results included the effects of Hurricanes Katrina and Rita, which reduced earnings by approximately $0.04 per diluted share. In addition to the growth in revenue, net income and earnings per diluted share to new records, our operating ratio of 89.5% for the third quarter improved to the best level we have produced in our 14 years as a public company. As a result, the Company’s net profit margin of 5.8% for the third quarter was the highest achieved in the last 14 years. Our performance for the third quarter also extended three other records that continue to differentiate Old Dominion in the less-than-truckload transportation industry. We have now produced 16 consecutive quarters of improvement in our operating ratio, as well as growth in net income at a rate in excess of 30%. In addition, revenue has now increased at a rate in excess of 20% for six consecutive quarters.

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500 Old Dominion Way • Thomasville, North Carolina 27360 • (336) 889-5000

www.odfl.com

ODFL Reports Third-Quarter Earnings

October 21, 2005

“For the third quarter of 2005, we continued to increase market share as reflected by a 21.8% growth in LTL tons, which has substantially exceeded industry growth rates in 2005. Our tonnage growth for the quarter is a result of a 17.5% increase in LTL shipments and an increase of 3.7% in the average weight of each LTL shipment.

“We have continued to achieve economies of scale and increased productivity by generating the vast majority of our revenue growth through our established service center network. Because of the critical mass achieved in our geographic coverage of the market, we are also experiencing increased operating leverage from expansion into new markets, as freight to and from those markets flows through our existing infrastructure. In this regard, we expanded our geographic coverage to our 43rd and 44th states during the third quarter with the opening of service centers in Sioux Falls, South Dakota, and Burlington, Vermont. The Burlington opening also increased our full-state coverage to 33 states. In addition, we opened a new service center in Grand Island, Nebraska, during the third quarter.”

Based on the Company’s operating and financial results for the third quarter and first nine months of 2005, as well as its assessment of current and near-term business conditions, Old Dominion today increased its guidance for 2005 earnings per diluted share to a range of $2.11 to $2.14 from the previous range of $2.05 to $2.10. In addition, the Company today established its earnings guidance for the fourth quarter of 2005 in a range of $0.53 to $0.56, compared with $0.43 earned for the fourth quarter of 2004.

Mr. Congdon added, “Our confidence in our fourth-quarter guidance is supported by revenue growth in excess of 20% and LTL tonnage growth in the high teens during October, which we expect to continue throughout the fourth quarter. This growth is consistent with our belief that Old Dominion has a unique market-share opportunity because of its position as an industry leading non-union LTL carrier with the expertise and infrastructure to provide both regional and inter-regional services through one company throughout the country. By combining the geographical coverage of an inter-regional carrier, the rapid transit times of a regional carrier, state of the art technology and international distribution capabilities, we expect to continue to gain share from carriers with less comprehensive services. As a result, our long-term goals for revenue growth include continuing to expand at a rate of 20% or higher for 2006 and exceeding $2 billion in annual revenue within the next five years.”

Old Dominion will hold a conference call to discuss this release today at 11:00 a.m. Eastern time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.odfl.com or by going to www.InvestorCalendar.com at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at these Web sites shortly after the call through November 21, 2005. A telephonic replay will also be available through October 28, 2005, at 719-457-0820, Confirmation Number 3941108.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the competitive environment with respect to industry capacity and pricing; (2) the negative impact of any unionization of the Company’s employees; (3) the challenges associated with executing the Company’s growth strategy; (4) the Company’s compliance with legislation requiring companies to evaluate their internal control over financial operations and reporting; (5) various economic factors such as economic recessions and downturns in customers’ business cycles and shipping requirements; (6) the availability and

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ODFL Reports Third-Quarter Earnings

October 21, 2005

cost of fuel; (7) difficulty in attracting or retaining qualified drivers; (8) the Company’s exposure to claims related to cargo loss and damage, property damage, personal injury, workers’ compensation, long-term disability and group health and the cost of insurance coverage above retention levels; (9) the Company’s significant ongoing cash requirements; (10) the availability and cost of new equipment; (11) the costs of compliance with, or liability for, violation of existing or future governmental regulation; (12) seasonal trends in the industry, including the possibility of harsh weather conditions; (13) the Company’s dependence on key employees; (14) changes in the Company’s goals and strategies, which are subject to change at any time at the discretion of the Company; and (15) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

Old Dominion Freight Line, Inc. is a less-than-truckload multi-regional motor carrier providing one-to-five day service among five regions in the United States and next-day and second-day service within these regions. Through its four product groups, OD-Domestic, OD-Expedited, OD-Global and OD-Technology, the Company offers an array of innovative products and services that provide direct service to 44 states within the Southeast, South Central, Northeast, Midwest and West regions of the country, including 33 states within which it provides full-state coverage. In addition, through marketing and carrier relationships, Old Dominion provides service to and from the remaining states as well as international services around the globe.

OLD DOMINION FREIGHT LINE, INC.

Financial Highlights

(In thousands, except per share amounts)

	Three Months Ended September 30,		% Chg.	Nine Months Ended September 30,		% Chg.
	2005	2004		2005	2004
Revenue from operations	$275,076	$215,117	27.9%	$776,192	$600,015	29.4%
Operating income	$28,769	$21,517	33.7%	$71,270	$51,319	38.9%
Operating ratio	89.5%	90.0%		90.8%	91.4%
Net income	$15,935	$12,215	30.5%	$39,194	$28,388	38.1%
Basic and diluted earnings per share	$0.64	$0.50	28.0%	$1.58	$1.17	35.0%
Weighted average shares outstanding:
Basic	24,847	24,600	1.0%	24,846	24,261	2.4%
Diluted	24,849	24,616	0.9%	24,853	24,280	2.4%

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ODFL Reports Third-Quarter Earnings

October 21, 2005

OLD DOMINION FREIGHT LINE, INC.

Statements of Operations	Third Quarter					Year To Date
(In thousands, except per share amounts)	2005		2004		% Chg.	2005		2004		%Chg.
Revenue	$275,076	100.0%	$215,117	100.0%	27.9%	$776,192	100.0%	$600,015	100.0%	29.4%
Operating expenses:
Salaries, wages & benefits	148,659	54.0%	120,674	56.1%	23.2%	426,516	54.9%	344,394	57.4%	23.8%
Operating supplies & expenses	41,929	15.2%	26,360	12.3%	59.1%	112,627	14.5%	70,174	11.7%	60.5%
General supplies & expenses	8,153	3.0%	7,062	3.3%	15.4%	24,185	3.1%	20,658	3.4%	17.1%
Operating taxes & licenses	9,865	3.6%	7,891	3.7%	25.0%	28,730	3.7%	22,870	3.8%	25.6%
Insurance & claims	6,768	2.5%	6,172	2.9%	9.7%	23,083	3.0%	18,864	3.2%	22.4%
Communications & utilities	3,016	1.1%	2,988	1.3%	0.9%	9,396	1.2%	8,279	1.4%	13.5%
Depreciation & amortization	14,716	5.3%	11,536	5.4%	27.6%	40,714	5.2%	33,038	5.5%	23.2%
Purchased transportation	8,505	3.1%	7,859	3.6%	8.2%	25,744	3.3%	21,099	3.5%	22.0%
Building and office equipment rents	2,406	0.9%	1,915	0.9%	25.6%	6,839	0.9%	5,608	0.9%	22.0%
Miscellaneous expenses, net	2,290	0.8%	1,143	0.5%	100.3%	7,088	0.9%	3,712	0.6%	90.9%

Total operating expenses	246,307	89.5%	193,600	90.0%	27.2%	704,922	90.8%	548,696	91.4%	28.5%

Operating income	28,769	10.5%	21,517	10.0%	33.7%	71,270	9.2%	51,319	8.6%	38.9%

Other deductions:
Interest expense, net	1,767	0.7%	1,290	0.6%	37.0%	4,905	0.6%	4,053	0.7%	21.0%
Other expense, net	311	0.1%	97	0.0%	220.6%	714	0.1%	475	0.1%	50.3%

Income before income taxes	26,691	9.7%	20,130	9.4%	32.6%	65,651	8.5%	46,791	7.8%	40.3%

Provision for income taxes	10,756	3.9%	7,915	3.7%	35.9%	26,457	3.5%	18,403	3.1%	43.8%
Net income	$15,935	5.8%	$12,215	5.7%	30.5%	$39,194	5.0%	$28,388	4.7%	38.1%

Earnings per share:
Basic	$0.64		$0.50		28.0%	$1.58		$1.17		35.0%
Diluted	$0.64		$0.50		28.0%	$1.58		$1.17		35.0%

Weighted average outstanding shares:
Basic	24,847		24,600		1.0%	24,846		24,261		2.4%
Diluted	24,849		24,616		0.9%	24,853		24,280		2.4%

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ODFL Reports Third-Quarter Earnings

October 21, 2005

OLD DOMINION FREIGHT LINE, INC.

Operating Statistics ( * In thousands)	Third Quarter			Year to Date
	2005	2004	% Chg.	2005	2004	% Chg.
Operating ratio	89.5%	90.0%	(0.6)%	90.8%	91.4%	(0.7)%
Intercity miles *	64,845	56,238	15.3%	191,371	160,394	19.3%
LTL tons *	817	671	21.8%	2,334	1,910	22.2%
Total tons *	1,082	918	17.9%	3,114	2,644	17.8%
LTL shipments *	1,445	1,230	17.5%	4,248	3,586	18.5%
Total shipments *	1,476	1,259	17.2%	4,338	3,669	18.2%
Percent LTL revenue	90.8%	90.5%	0.3%	91.0%	90.7%	0.3%
Revenue per intercity mile	$4.24	$3.83	10.7%	$4.06	$3.74	8.6%
LTL rev/LTL cwt	$15.30	$14.52	5.4%	$15.13	$14.24	6.3%
LTL rev/LTL cwt less FSC	$13.60	$13.59	0.1%	$13.68	$13.43	1.9%
LTL rev/LTL shp	$172.93	$158.28	9.3%	$166.20	$151.69	9.6%
LTL rev/LTL shp less FSC	$153.67	$148.18	3.7%	$150.26	$143.06	5.0%
LTL weight per LTL shipment	1,130	1,090	3.7%	1,099	1,065	3.2%
Average length of haul	919	922	(0.3)%	926	937	(1.2)%

Balance Sheets (In thousands)	September 30, 2005	December 31, 2004
Current assets	$165,786	$127,381
Net property and equipment	450,179	363,268
Other assets	24,123	18,928

Total assets	$640,088	$509,577

Current maturities of long-term debt	$19,124	$22,030
Other current liabilities	103,346	76,634

Total current liabilities	122,470	98,664
Long-term debt	120,505	57,424
Other non-current liabilities	66,341	61,961

Total liabilities	309,316	218,049
Equity	330,772	291,528

Total liabilities & equity	$640,088	$509,577

Notes:	Financial and operating data are unaudited
LTL is less than 10,000 lbs.

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